Exhibit 2

Corrected Transcript 13-Mar-2017 Intel Corp. (INTC) Acquisition of Mobileye N.V. by Intel Corp Call 1-877-FACTSET www.callstreet.com Total Pages: 16 Copyright © 2001-2017 FactSet CallStreet, LLC

Intel Corp. (INTC) Acquisition of Mobileye N.V. by Intel Corp Call Corrected Transcript 13-Mar-2017 CORPORATE PARTICIPANTS Mark H. Henninger Vice President-Finance & Director-IR, Intel Corp. Brian M. Krzanich Chief Executive Officer & Director, Intel Corp. Amnon Shashua Co-founder, Chief Technology Officer, and Chairman, Mobileye NV Robert Holmes Swan Chief Financial Officer & Executive Vice President, Intel Corp. Ofer Maharshak Chief Financial Officer & Senior Vice President, Mobileye NV OTHER PARTICIPANTS Rod Lache Analyst, Deutsche Bank Securities, Inc. John William Pitzer Analyst, Credit Suisse Securities (USA) LLC Stacy Aaron Rasgon Analyst, Sanford C. Bernstein & Co. LLC Brian A. Johnson Analyst, Barclays Capital, Inc. Harlan Sur Analyst, JPMorgan Securities LLC C.J. Muse Analyst, Evercore Group LLC MANAGEMENT DISCUSSION SECTION Operator: Good day, ladies and gentlemen, and welcome to the Intel to Acquire Mobileye Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session, and instructions will follow at that time. [Operator Instructions] I would now like to turn the call over to Mark Henninger, Intel Investor Relations. Please go ahead. Mark H. Henninger Vice President-Finance & Director-IR, Intel Corp. Thank you, operator. Good morning, everyone, and welcome to the conference call regarding the announcement of Intel's proposed acquisition of Mobileye. A slide presentation and audio webcast will be available with this call, and you can access both by visiting our transaction website, intelandmobileye.transactionannouncement.com, Intel's investor website intc.com and Mobileye's investor website ir.mobileye.com. I'm joined today by Brian Krzanich, our CEO; Bob Swan, our Chief Financial Officer; and Amnon Shashua, Mobileye's Chairman and CTO. In a moment, we'll hear remarks from all of them, followed by Q&A. Our presentation and discussion today will include forward-looking statements related to our outlook, expectations, and beliefs. They're subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Please review our press release announcement following the proposed transaction as well as our SEC filings, with further details regarding these risks and uncertainties. 1-877-FACTSET www.callstreet.com 2 Copyright © 2001-2017 FactSet CallStreet, LLC

Intel Corp. (INTC) Acquisition of Mobileye N.V. by Intel Corp Call Corrected Transcript 13-Mar-2017 Please note that the tender offer in connection with Intel's proposed acquisition of Mobileye has not yet commenced and our communication is neither an offer to purchase nor a solicitation of an offer to sell any Mobileye securities. Mobileye's shareholders are urged to read the tender offer statement, including the offer to purchase and related offer of transmittal and certain other tender offer documents and the solicitation recommendation statement to be filed with the SEC, when they become available because they will contain important information about the proposed transaction. With that, I'd like to turn the call over to Brian. Brian M. Krzanich Chief Executive Officer & Director, Intel Corp. Thanks, Mark. I'm excited to be here this morning with Amnon from Mobileye to have a discussion with you all this morning about Intel's acquisition of Mobileye, the leader in advanced driver assistance systems. Together, we expect to be the global leader in autonomous driving and we see this market as growing to an over $70 billion TAM by the year 2030. We're truly coming together this morning to combine Mobileye, which is the best-in-class computer vision with Intel's computing, data center, artificial intelligence and connectivity expertise, really bringing the entirety of the advanced autonomous driving system together in one package. We believe this combination will accelerate this auto industry innovation by delivering the world-class edge-to-edge solutions at a much lower cost, faster time to market, and complete single solution that our customers are asking for. Additionally, this acquisition will be immediately accretive to our non-GAAP earnings and free cash flow. If we can go to our next page, please, we've really talked about this at our Investor Day, how we see the world coming together in this virtuous cycle of growth where the things that are down at the bottom there in the circle are connected through connectivity and that could be Wi-Fi and 3G and 5G, through to the cloud, the cloud is where the analytics occurs. And then there are accelerants that are in there, and we use memory and FPGAs and 5G as really accelerating this circle. And we truly believe that autonomous driving is one of the best examples of this virtuous circle of growth, and this acquisition of Mobileye really completes that circle. It really allows us to provide the complete solution adown in those things and devices which is in this case really autonomous vehicles in general, it can be cars, it could be trucks, it could be other vehicles as well as autonomy continues to grow. And then, what we provide additionally is the computing that's additionally on these things and devices that allows the plotting and driving of the vehicles, the connectivity, the data center, the FPGAs, the memory systems like 3D castling. All of these things are now coming together in one package as a result of this acquisition. As I mentioned earlier, Amnon is on the call with us this morning. And I thought it would be really good to actually hand it over and give you, our investor group, a little bit of a background on Mobileye and what is the expertise and technologies that Mobileye is bringing to this market. And so with that, I'd like to hand it over to Amnon to go through the next set of foils here. So let's go to the next page, and Amnon, I hand it over to you. 1-877-FACTSET www.callstreet.com 3 Copyright © 2001-2017 FactSet CallStreet, LLC

Intel Corp. (INTC) Acquisition of Mobileye N.V. by Intel Corp Call Corrected Transcript 13-Mar-2017 Amnon Shashua Co-founder, Chief Technology Officer, and Chairman, Mobileye NV Thank you, Brian. So I'll describe it briefly, one of the core is skill sets of Mobileye and what is our portfolio of products or offerings to the market. [indiscernible] (05:38) based kind of the fundamental core value is computer vision for driving assist, and in the past several years, we have been migrating this kind of capability to support semi-autonomous driving and autonomous driving. So, that portfolio includes a front-facing camera processing. It includes multiple cameras, surround camera processing, sensor fusion, mapping. We have launched a new technology sensor about a year and a half ago on how to leverage existing driving assist portfolio in order to crowd-source data for automatically building high-definition maps. We established a number of deals with the automakers and mapmakers to enable crowd-sourcing of this kind of data starting from 2018. Our portfolio includes also driving policy, which is that intelligence underlying driving decisions to support autonomous driving. We have partners – we work with 27 car manufacturers. We are the leading supplier of ADAS today in the market in terms of camera-based ADAS. We have partnerships going forward on semi-autonomous driving and autonomous driving. The well-known ones are with BMW and Intel that was announced in July last year, with Delphi. We also have partnerships with Audi. We announced other partnerships during the CS. We have all together 10 production programs in semi-autonomous driving and autonomous driving, and many scores of production programs going forward until 2026 in ADAS. In terms of financial results, we had strong financial results in 2016. Revenue was around $360 million revenue with a gross margin of 76% and a GAAP operating margin of 34%. We have been growing considerably year-over-year in terms of revenue and EBITDA. Our headquarter is in Israel. We were founded 18 years ago, 1999. We have today 660 employees. If we go to the next slide, we see there a picture of how Mobileye and Intel are really complementary. If you combine the two assets together, you get a very, very powerful proposition. In addition to our core skill sets, Intel has assets in mapping and infrastructure, has assets in data centers, has assets in artificial intelligence, and then machine learning which complements our assets in that area, has assets in hardware, has assets in simulators. If you put all of that together, you really get an end-to-end solution for autonomous driving, from the car to the data center, therefore putting us together – these joining forces together becomes a very, very powerful proposition – value proposition. I think this is what I have to say about those two slides. Mark H. Henninger Vice President-Finance & Director-IR, Intel Corp. Okay. And if we can go to the next slide, please. Brian M. Krzanich Chief Executive Officer & Director, Intel Corp. Thank you very much, Amnon. So, as Amnon said a couple of minutes ago, this really is bringing together all of the assets [indiscernible] (09:10) complementary that really puts together the whole package that's required to put together autonomous systems in a very complex overview. We believe we pull together now the silicon level with Mobileye's EyeQ technology, combining it with Intel Xeons and FPGAs. We've got memory and communications 1-877-FACTSET www.callstreet.com 4 Copyright © 2001-2017 FactSet CallStreet, LLC

Intel Corp. (INTC) Acquisition of Mobileye N.V. by Intel Corp Call Corrected Transcript 13-Mar-2017 with our 3D XPoint, our 5G work that's going on and our existing 4G work. We're putting together on the software and technology side Mobileye's very advanced vision systems with our work already with Wind River, with Android, our work with Linux that really allows you to put their complete software system together for the car. And then we build partnerships and other investments to really work together in this industry. So we talked about BMW and Delphi, which we've done purchases this year that expand well beyond this with Nervana, which is really one of the most advanced high-end artificial intelligence ASIC-based systems. We've done Movidius, which is a lower level computer vision system that gives us the ability to take a look at vision computing from top to bottom now with this addition of Mobileye. We've done an investment in HERE. I'm not in kind of talk to you about that, but there is a lot of work being done together with our partners across the industry on how do you take this visual information and move that into the precision maps. And so this is really what customers are looking for. Single points that brings together all of these hardware and software technologies from top to bottom that really allows you to build a system. You need to think of these autonomous cars as becoming much more like a system-level component or we like to talk about it is a server or a large-scale system on wheels. If you can take just a moment to go to the next slide, I wanted to take a second and just talk about how we see this market evolving over the next few years. And we talk about autonomy and autonomous driving kind of at levels, and we talk about Level 1 and Level 2, which is what you see in your cars today. It's things like adaptive cruise control. It's like lane departure capabilities which are using Mobileye technology and, in many cases, Intel technology as well in existing systems that are really managing, I'll call that, that low level of autonomy. But what you see as we move through the next decade or so is that it moves from this Level 1 and Level 2 to Level 3 and Level 4. Level 3 and Level 4 are where you really start to get hands off control as such to combine those systems of lane departure and adaptive cruise control with precision mapping and collision avoidance and many other aspects of autonomy, and really provide Level 3 and then eventually Level 4 autonomous driving systems and you see how that grows throughout this decade. We expect Level 1 and Level 2 adoption to continue to grow through this near term, but the Level 3 and Level 4 adoption is expected to grow to roughly about 30% by the 2030 timeframe. When you put that together, the very compute-intensive operation, especially as you start to move more into Level 3 and Level 4 and this is where that $70 billion TAM that we talked about at the beginning comes from, it's the level of engineering, it's the level of computing that has to go into these systems as you move to Levels 3 and 4, really grows what this TAM is. If we go to the next page, we think that the market is actually quite a bit bigger than just that $70 billion TAM, though. That $70 billion TAM is really what I'll call the hardware and software systems that are required to build out the services and hardware systems in the vehicle itself. And then you can kind of see that in that middle chart there where you can see on the right hand side the 2030 chart, the vehicle systems is the hardware and software within the vehicle, and the data and services are some of those things like pushing the data out to the cloud and being able to provide some navigational information as well, as you go and move along. But if you look to the right hand side, we think there is an additional set of incremental opportunity that drives this to that greater than $100 billion and that is really this cloud and data center and network connectivity. These cars are going to require higher and higher levels of connectivity and larger and larger amounts of data center and cloud computing as you're starting to increase the mapping requirements, the learning and algorithm improvements as we continue to drive this autonomy and move forward. And that's where we really see this market moving to. It's a $100 billion TAM and this acquisition allows us to play from end to end kind of what we 1-877-FACTSET www.callstreet.com 5 Copyright © 2001-2017 FactSet CallStreet, LLC

Intel Corp. (INTC) Acquisition of Mobileye N.V. by Intel Corp Call Corrected Transcript 13-Mar-2017 talk about is from the data center, all the way down through the connectivity into the car and ride out to the edge of the car and the cameras that are out viewing the world. And as we kind of say at the bottom there, this combined opportunity, we believe, brings a world class edge-to-edge solution, which is what our customers are looking for because what they want is lower cost, faster time to market, and the ability to go to one place and get an end-to-end solution. So with that, I'd like to hand it over to Bob Swan, our CFO, and have him walk you through a couple of foils that really talk about the valuation and kind of the dollars and sense of this deal. Robert Holmes Swan Chief Financial Officer & Executive Vice President, Intel Corp. Great, Brian. Thanks. As you heard from both Brian and Amnon, this transaction is primarily about growth and capitalizing on the complementary capabilities of Mobileye and Intel in meeting the needs of customers in the rapidly growing autonomous driving space. We've identified four major sources of value. First, the Mobileye business, a great standalone business and global leader in the computer visioning and machine learning space with high visibility, design-win pipeline, excellent top line growth and strong earnings/cash flow conversion. Second, we expect to combine business to deliver superior autonomous driving platforms and services to the market faster at a lower cost, improving our ability to capture market segment share. Third, building on mobilized, groundbreaking, crowd-sourced localization mapping products and Intel's strengths in the data center, we see a growing opportunity for services. And finally, while the transaction is primarily about growth, we also see cost-related synergies driven by some overlap in our product development roadmaps and on the margin some lower SG&A-related expenses and some tax-related benefits from the transaction. We expect the cost-related synergies to offset a significant portion of the purchase price premium of the transaction. All-in-all, we see significant sources of value at a valuation we believe makes sense for the Mobileye's shareholders and the combined business that will create significant value for Intel's shareholders. Next chart, please. Let me just give you a quick overview of the transaction specifics. The tender offer is to acquire all the Mobileye shares for $63.54 per share, representing an equity value of approximately $15.3 billion and an enterprise value of approximately $14.7 billion. We expect to finance the transaction with all cash, leveraging our strong international cash position and we expect to retain a strong investment grade rating post close. We expect the transaction to be accretive to non-GAAP EPS and free cash flow immediately in 2018, as we expect the transaction to close within nine months. Closing conditions require a tender of at least 95% of the shares of outstanding ordinary shares and the transaction is subject to certain regulatory approvals. With that, let me turn the call back over to Brian to wrap things up. Brian M. Krzanich Chief Executive Officer & Director, Intel Corp. Thanks a lot, Bob. So as we've talked about this morning, we've gotten to know the Mobileye team and Amnon over the last few years working with them closely on some important partnerships. Through that collaboration, it's been clear to us that we could accomplish far more together than either of us could separately, really bringing 1-877-FACTSET www.callstreet.com 6 Copyright © 2001-2017 FactSet CallStreet, LLC

Intel Corp. (INTC) Acquisition of Mobileye N.V. by Intel Corp Call Corrected Transcript 13-Mar-2017 together, as we started this conversation, two world-class complementary technologies, allowing an end-to-end solution for the autonomous driving world. We also, as we've talked about here both by my talk and some of Bob's talk, see this market growing to an over $70 billion TAM in hardware and software alone, and if we look broader than that into Intel's bigger businesses, it's a greater than $100 billion TAM market. While being immediately accretive to our non-GAAP EPS and free cash flow, we think this as an excellent acquisition for Intel, and we're thrilled to be welcoming Amnon and the Mobileye team to Intel. With that, I'd like to hand it back over to Mark to guide us through our Q&A period. Mark H. Henninger Vice President-Finance & Director-IR, Intel Corp. All right. Thank you, Brian. Moving onto the Q&A, as is our normal practice, we would ask each participant to ask one question and just one follow-up if you have one. Operator, please go ahead and introduce our first questioner. QUESTION AND ANSWER SECTION Operator: Thank you. Our first question comes from Rod Lache with Deutsche Bank. Your line is now open. Rod Lache Analyst, Deutsche Bank Securities, Inc. Q Hi, everybody. Congratulations. I had two questions. One is, I would imagine that Intel had quite a bit of insight into not only Mobileye's efforts but other companies as well. And as you worked together and proceeded through diligence, I was hoping you might be able to comment on some of the key factors that gave you confidence in the long-term leadership of Mobileye's franchise and how significant REM was in that, maybe. And then operationally, are there any activities that you think may accelerate now in a way that wasn't happening when you were collaborating, for example, with BMW? Brian M. Krzanich Chief Executive Officer & Director, Intel Corp. A Sure. So this is Brian. I will start with the conversation and Amnon may want to join in after. I think if you take a look at it, we've worked with Mobileye now for well over a year on various projects and we absolutely looked at complete and entirety of the industry. We continue to come back to Mobileye as being the leader in this computer visioning technology. And it shows in their market share and the existing systems that are out there today, the Level 1 and Level 2 automation. But also as we tested their roadmap for future silicon and software and really Amnon's view of the world of where autonomous vehicles were going and really how do we do things like bring autonomous vehicles to the safety levels that we want to have in vehicles in general and how do we test software for or how it gets implemented into vehicles, we came to see that our visions of the future were very much aligned, and as we've shown in the slides that the complementary nature of the technology and how the silicon and software could fit together with both Intel's in-vehicle silicon and software, but also our cloud, our connectivity, and all of that came quite nicely. 1-877-FACTSET www.callstreet.com 7 Copyright © 2001-2017 FactSet CallStreet, LLC

Intel Corp. (INTC) Acquisition of Mobileye N.V. by Intel Corp Call Corrected Transcript 13-Mar-2017 And that extends, as you just made the comment, all the way out through our REM data, which is really how do you get data from the road, from the car out into those precision maps. And as we were making investments in things like HERE and other mapping technologies, we saw Amnon's view of that almost identically aligned. And we think that's additionally why bringing the two companies together will make solutions come faster and better. To your second part of your question, which was what do we think we can accelerate, first one is just make sure we're really clear. For the next nine months or so, we have to really operate as two independent companies. That's required for regulatory bodies and the regulatory process. So you'll see us continue to behave just like we behave today as two independent companies. We believe once we're joined together though there're synergies that Bob talked about that will allow us to take that spending and both save it. We believe that there is R&D overlap that we'll be able to combine and align to, and like most of our technologies, when you have this synergistic complementary view, we find that if we align those a bit, we can bring solutions that are faster, lower cost, and quicker time to market, and actually offer better performance than they could being isolated. And so we expect once we get approval and start to move together, we can really align to that. The last thing I'd say is the confidence in our shared vision is why we were comfortable actually if you look through this is the center of Intel's autonomous vehicle work will move to Mobileye's headquarters in Jerusalem. So our confidence in this shared vision was such that we are going to move our program over to the Mobileye team combining these teams and under Amnon's leadership. I don't know if Amnon, you had anything else to add to that. Amnon Shashua Co-founder, Chief Technology Officer, and Chairman, Mobileye NV A Yes, yes. I think I'll add a bit more color about the value of joining together. The kind of deep collaboration we need to do in order to accelerate things cannot be done if we're not one organization. Now, we need to have deep collaboration on data centers, regarding REM, regarding sensing states that will be sent from vehicles. We need to collaborate a middleware software. We need to collaborate on the fusion. We need to collaborate on simulators. There are many aspects of this kind of collaboration and they run very deep. And practically, this can be done only if we are one organization. And the core proposition that will come out of it is that we'll be able not only to provide better performance, but also accelerate everything and meet the finish line of autonomous driving sooner and better than anyone else. Rod Lache Analyst, Deutsche Bank Securities, Inc. Q Great. Thank you. Mark H. Henninger Vice President-Finance & Director-IR, Intel Corp. A Thanks, Ron. Operator: Thank you. [Operator Instructions] Our next question comes from John Pitzer with Credit Suisse. Your line is now open. John William Pitzer Analyst, Credit Suisse Securities (USA) LLC Q 1-877-FACTSET www.callstreet.com 8 Copyright © 2001-2017 FactSet CallStreet, LLC

Intel Corp. (INTC) Acquisition of Mobileye N.V. by Intel Corp Call Corrected Transcript 13-Mar-2017 Yeah, good morning, guys. Thanks for letting me ask the question. Brian, I guess my first question is clearly in hindsight this deal will make a lot of sense if you're able to kind of bring out a system-level solution that becomes [indiscernible] (25:42) standard for autonomous driving, but just given how early we are in the process, why are you confident that this IP is kind of the way to go? One could argue that one of the auto manufacturers that [ph] furthers (25:57) ahead in autonomous driving, Tesla, decided to go down on a different route. So any sort of color you give us there would be helpful. Brian M. Krzanich Chief Executive Officer & Director, Intel Corp. A Sure, John. So, what I tell you is that the whole – the complexity of this in order to really provide a complete solution is going to be quite higher. I don't believe that every car manufacturer is going to be able to invest the money to do independent development of this. And so, what we plan to do is like we've done with most system-level architectures, you can look at what we've done with the data center and what we do with the PC, as we go and we assemble all of the pieces and so we've talked about how Mobileye is complementary key element in this, we put them together in the most efficient way. We then are able to drive lower cost, faster implementation, and faster development in R&D, as Amnon just talked about. When you get these together, you can really do the deep integration. And then we believe that scale is going to be important in this market. And so, Mobileye's presence already in the Level 1 and Level 2 systems and the relationships that they have with the OEMs, the ability to take those relationships and take that technology actually and move it up into Level 3 and Level 4 will allow us to bring the complete system and the combined entity to that same level as well. So we think that we can allow OEMs to build on top of this base technology, allow them to customize around the [indiscernible] (27:43) they want to have for their autonomous vehicle, but provide them a much lower cost, faster way to get to autonomous vehicle implementation and that's where we think we'll have a differential advantage. John William Pitzer Analyst, Credit Suisse Securities (USA) LLC Q That's helpful. And then as my follow-up, when you think about the endpoint TAM for this market, it's very significant, but it's still well north of 10 years out. I'm wondering – how are you going to think about sort of some near-term technical and financial milestones once this deal closes? Brian M. Krzanich Chief Executive Officer & Director, Intel Corp. A Sure. So the first key is that you've seen that we already have a joint program with BMW, and that systems has several technical milestones along the way. For example, there needs to be 40 cars on the road by the end of this year. There's levels of automation that we need to have over the next two years as we target that 2021 model implementation. And most people are looking for Level 4-type systems around 2021. In addition though, the Mobileye's base business and Intel's base Level 1/Level 2 system has growth projections that will continue to drive. And then in some of these side systems like REM, which is our mapping technology, we already have the relationship with HERE with both companies, and there are a set of milestones about how do you start to build and architect the data centers for HERE and move data off the cars into the mapping data centers and back onto the cars. And so, there's a set of milestones along that way that really proves out and shows that the REM technology will work as well. And so, don't forget we look at this as you are going to need all of these segments in order to produce an autonomous car. You've got to have these precision maps. In order to have those precision maps have real functionality, you have to have scale. You have to have enough cars out there seen as roadside 1-877-FACTSET www.callstreet.com 9 Copyright © 2001-2017 FactSet CallStreet, LLC

Intel Corp. (INTC) Acquisition of Mobileye N.V. by Intel Corp Call Corrected Transcript 13-Mar-2017 change, as construction occurs. And so we think that, yeah, there'll be individuals of doing these one-offs, but scale is going to win in this market because you're going to produce the most accurate maps and the most complete cognitive system. Robert Holmes Swan Chief Financial Officer & Executive Vice President, Intel Corp. A And John, from a financial standpoint, when we talked to you back at our Analyst Day, we talked about delivering on the present, while also creating the future. And while this is a significant investment, that's an investment that actually checks both boxes because of the high growth and profitability of the Mobileye business, and as I mentioned in the prepared remarks, we see this transaction being accretive right out of the gate – high growth, high net margin business, accretive right out of the gate. And when we looked at the – while these are very complementary capabilities, when we looked at our multi-year roadmap, we saw overlap between the two companies. So, high growth, highly profitable business, which have significant cost savings and tax synergies that really make up a significant portion of the purchase price premium. So we think this will be both a deliver on the present accretive transaction in the near term while a great opportunity for Intel shareholders in the medium to long term. John William Pitzer Analyst, Credit Suisse Securities (USA) LLC Q Thank you. Operator: Thank you. Our next question comes from Stacy Rasgon with Bernstein Research. Your line is now open. Stacy Aaron Rasgon Analyst, Sanford C. Bernstein & Co. LLC Q Hi, guys. Thanks for taking my questions. Around the cost synergies $175 million, I wanted to ask about the potential for reinvestment, just given the growth goals that we're seeing here and frankly your own statements at Analyst Day and your history with other things. What are the areas you think actually might need an uptick in R&D and what is the prospect of those cost synergies over time to actually be reinvested to hit the growth targets that you're putting out? Robert Holmes Swan Chief Financial Officer & Executive Vice President, Intel Corp. A Yeah, Stacy, I think both businesses have significant investments in this opportunity over time. When you look at the discussion that we had a few weeks back at our Analyst Day, we highlighted our autonomous driving as a meaningful source of investment for Intel on a standalone basis over time. So, in our base business, if you will, this was going to be a big investment. That being said, there was real overlap between the two businesses. While primarily these are complementary capabilities, there was really real overlap. So when we look forward over the next couple of years, both in 2018 and beyond, we saw significant duplication in what it is we were trying to do relative to the capabilities that Mobileye already had. So, that was the primary basis of the cost synergies. That being said, in our outlook obviously, this is a big market and our expectations are we'll continue to invest and grow in the technologies that we think are required to win. 1-877-FACTSET www.callstreet.com 10 Copyright © 2001-2017 FactSet CallStreet, LLC

Intel Corp. (INTC) Acquisition of Mobileye N.V. by Intel Corp Call Corrected Transcript 13-Mar-2017 Stacy Aaron Rasgon Analyst, Sanford C. Bernstein & Co. LLC Q Got it. Thank you. And one housekeeping question on the balance sheet. It sounds like you're using offshore cash, which at least according to my model will pretty much drain the dry. Are you going to be taking on debt onshore to replenish the cash balances? Robert Holmes Swan Chief Financial Officer & Executive Vice President, Intel Corp. A Yeah. As you know, we got well over $15 billion of our $20-plus billion cash is offshore in short, medium and long-term maturities, so our expectations are we have more than sufficient cash in the near term to finance the transaction. We'll evaluate over time whether to supplement our international cap position with debt offerings, but I think that's a TBD. Now, we've got plenty of cash to handle this. Stacy Aaron Rasgon Analyst, Sanford C. Bernstein & Co. LLC Q Got it. Thank you, guys. Mark H. Henninger Vice President-Finance & Director-IR, Intel Corp. A Thanks, Stacy. Operator: Our next question comes from Brian Johnson with Barclays. Your line is now open. Brian A. Johnson Analyst, Barclays Capital, Inc. Q Yes, I have a strategic question and a transaction housekeeping question. On the strategic side, I [ph] dare to (34:07) say that some of the deal of Mobileye versus Tier 1s are developing their own software to the OEMs and to the other Tier 1 partners has been its fast-paced startup culture, the whole is really startup nation pace that Mobileye was able to drive combined with its focus on safety. What you have in place in terms of retention of engineering talent as well as preservation of culture, so there isn't from the point of view a big auto that should become just another slower moving legacy tech provider? Brian M. Krzanich Chief Executive Officer & Director, Intel Corp. A So I'll start and then actually I think it would be good for Amnon to kind of add his point of view. So first I'd say I don't look at Intel as a slow-moving big auto type of company. I think we're pretty fast and nimble, and as you look at the markets and the technologies we bring out and play in, I think we're as fast as anybody in the market. That said, we have thought a lot about culture. And Amnon and I both have personally spent a great amount of time talking about how do we really maintain that Mobileye and you'll hear Amnon often refer to it as a delta force to kind of a quick moving, fast-acting culture. That is what I wanted as well in our autonomous driving organization and it is why we are actually putting this under Amnon and having Amnon report direct to me. And so we believe that keeping this center in Jerusalem where Mobileye is located which we have a long history of working in Israel or in Israel's largest private employer, the long history, we understand Israeli culture, we understand how to work in Israel, leaving the organization under Amnon's leadership and I believe we've got good retention with Amnon in this, and Amnon and I have built a very strong relationship over the time. We believe 1-877-FACTSET www.callstreet.com 11 Copyright © 2001-2017 FactSet CallStreet, LLC

Intel Corp. (INTC) Acquisition of Mobileye N.V. by Intel Corp Call Corrected Transcript 13-Mar-2017 those combinations will keep us with that same culture that you just described, which I actually agree with. My only disagreement was that Intel is a big slow-moving company and I think we're fast. So, Amnon, I don't know if you want to add anything else. Amnon Shashua Co-founder, Chief Technology Officer, and Chairman, Mobileye NV A Yes, I embrace every word that Brian just said. And Brian knows that our pushback if there is anything in the cultural adoption that will prevent us from being a delta force. I spoke already with a number of key customers and they all see this very, very positive. It is the same people that are today in front of customers, that will remain in front of the customers. It's the same people who are doing the work on driving assist and semi-autonomous driving that will keep on doing that work. What is going to change is that we'll get access to more resources and will enable us to move faster, not slower. Brian A. Johnson Analyst, Barclays Capital, Inc. Q Okay and just as a follow-up just from transaction housekeeping, did you look at other offers, how do you get comfortable on the Mobileye side with the price that you are obtaining and so forth? Brian M. Krzanich Chief Executive Officer & Director, Intel Corp. A Amnon, you have to answer that one. I can't answer for Mobileye. Amnon Shashua Co-founder, Chief Technology Officer, and Chairman, Mobileye NV A If we look at the other offers? Brian A. Johnson Analyst, Barclays Capital, Inc. Q Yeah. Amnon Shashua Co-founder, Chief Technology Officer, and Chairman, Mobileye NV A I think this is a tricky question. I need to ask lawyers what do I need to answer here, and maybe the CFO would answer this. Ofer Maharshak Chief Financial Officer & Senior Vice President, Mobileye NV A This is Ofer. I think that strategically this transaction makes sense for all the reasons that were spelled out in this conference by both Amnon and Brian. So the fit was very, very obvious and therefore we felt very confident with this transaction. Brian A. Johnson Analyst, Barclays Capital, Inc. Q 1-877-FACTSET www.callstreet.com 12 Copyright © 2001-2017 FactSet CallStreet, LLC

Intel Corp. (INTC) Acquisition of Mobileye N.V. by Intel Corp Call Corrected Transcript 13-Mar-2017 Mark H. Henninger Vice President-Finance & Director-IR, Intel Corp. A Thanks, Brian. Operator: Our next question will come from Harlan Sur with JPMorgan. Your line is now open. Harlan Sur Analyst, JPMorgan Securities LLC Q Hi, good morning and congratulations on the deal. I can appreciate the end-to-end solution strategy here. If I go one step lower the ones in the details, how does the team see the silicon integration roadmap? You obviously have the application-specific processors, such as EyeQ and you have FPGA. You also have general purpose compute silicon like Xeon in the same system. So how does Intel see this sort of all coming together? Are you going to be focused on a single-chip solution or you continue to see a multi-chip solution kind of longer term, obviously system and silicon costs are a potential barrier to kind of longer term adoption here? Brian M. Krzanich Chief Executive Officer & Director, Intel Corp. A Sure. So I'll start and then again Amnon may have an add-in, but first thing I would tell you is that in the near term there is really – there's no shifts, right? Changes in silicon take a few years to lay out. I think we see this world as always have a spread of solutions that are going to be from low cost – or lower cost and lower levels of autonomy through very high-end systems that have built-in redundancy and higher levels of compute on either side of the equation. But as Amnon mentioned earlier, the ability to work closer together allows us to provide all of those solutions faster and at a lower cost. So if there are, after closure, places where we want to put a single solution piece of silicon, put both pieces of software on there, really drive the costs lower, we can do that now after this acquisition. That said, to upper end where you really want to have the higher end of compute, you're going to launch separated silicon, really application-specific capability, we can bring to bear all of the other Intel technologies like we've done in the FPGAs, really take a look at this strategy somewhat similar on the silicon level, as we did with Altera, where what we can do is provide same package, but separate pieces of silicon that provide you a very higher – much higher performance and lower cost and a differential advantage, that gives you a smaller footprint, lower cost, but a much, much higher performance at the same time than those two high-end pieces of silicon sitting separately on a board. And so whether you're talking about the high end or whether you're talking about the lower end with lower cost, this now allows these two teams to work together to provide those solutions in a better way. And so I think that's how we see this market playing out is all of those solutions are going to be required for the market, but we can do them better now as a team. Amnon, do you have anything you want to add? Amnon Shashua Co-founder, Chief Technology Officer, and Chairman, Mobileye NV A Just a feel that when you're looking at it from a perspective of a solution, even though silicon is a necessary condition for success, having the right silicon, the high performance silicon, having a scalable silicon, but there is much more than silicon going on here because we're talking about a solution, not only a solution in the car, 1-877-FACTSET www.callstreet.com 13 Copyright © 2001-2017 FactSet CallStreet, LLC

Intel Corp. (INTC) Acquisition of Mobileye N.V. by Intel Corp Call Corrected Transcript 13-Mar-2017 algorithm, center fusion, middleware software but also solution up in the cloud for sending data, there is communication here, there are algorithms in the cloud. When you talk about a solution, then the position of the silicon, although it is important, becomes much, much smaller and we're targeting a solution. Harlan Sur Analyst, JPMorgan Securities LLC Q Great. Thank you for that. And then maybe sort of the same question on the data center side, I mean it's a $40 billion TAM opportunity as you pointed out. How does this deal further solidify the team's position in the data center? As you mentioned, there is the algorithm part, there is the database of information that you have with your REM partnerships. And again, the question here is, does the team envision an application-centric sort of data center off-the-shelf solution that will help your auto OEMs and value chain partners get to market faster, or similar to sort of the answer to the last question, do you continue to see it being more of a kind of piecemeal solution based on individual cases? Brian M. Krzanich Chief Executive Officer & Director, Intel Corp. A Okay. That's an excellent question, actually. So this is one of the key areas of differentiation that we believe we can provide, putting these two assets together and especially under Amnon's leadership and what he just talked about where there is a component here of silicon, but it's the software and it's the system view that's really key. So if we take a look at the data center, you're right, there's really – I've always said there's kind of three levels of data center that you're talking about here. There is going to be one level of data center that's going to be really taking the data off the cars, doing their artificial intelligence work to drive the models about how to drive and how to drive in the environments you're in, and then pushing those systems back to the car. There is another set around the REM data or the mapping data. And then there is going to be another set of data center that's really focusing on services that can be provided off the data. Think about that the car now becomes something that can see the world. And once you have that visual data, you can provide new services off visual data that weren't available before when you talk about the things like cell phones that really can only provide XY data and search data, but don't have a view of the world and visual data. So there is really a continuum of data centers here. By having this complete solution, we can walk in and we've already started to architect this in our partnership with BMW and our partnership with Delphi and our partnership with HERE where together we can go in and architect how the data center is built, how data comes in and out and flows, how the software then takes that data and utilizes it in the car or in the mapping. And by working together now, we can go much, much deeper than we could prior as two separate companies and really provide an even lower cost, faster and better-performing solution. But it's critical to have that connection between the data center and how data is assembled and then analyzed and pushed back to the car. It's critical to have that connectivity between the two organizations. And now we can go much, much deeper and break all the barriers and really let the data flow freely between the EyeQ systems that are really looking at the world and the Intel systems that are then using that to plot the movement of the car and then the Intel systems up in those data centers. And we think that will be very much advantageous for our OEM partners because they'll be able to go to one place and get all of those solutions, but also it's going to be at a lower cost and higher efficiency as well. Harlan Sur Analyst, JPMorgan Securities LLC Q 1-877-FACTSET www.callstreet.com 14 Copyright © 2001-2017 FactSet CallStreet, LLC

Intel Corp. (INTC) Acquisition of Mobileye N.V. by Intel Corp Call Corrected Transcript 13-Mar-2017 Great. Thank you. Mark H. Henninger Vice President-Finance & Director-IR, Intel Corp. A Thanks, Harlan. And operator, I think we have time for one more questioner. Operator: Okay. Our last question comes from C.J. Muse with Evercore ISI. Your line is now open. C.J. Muse Analyst, Evercore Group LLC Q Yeah, good morning, good afternoon. Thank you for taking my question. I guess first question, unusual structure where you're folding in your automotive business into Mobileye and running that out of Israel. And so, curious given that it's an all-cash transaction, how are you thinking about aligning interests and incentives there? And then I guess my follow-up question would be on the cost synergy side, very important growth potential for Intel. Are we really going to see those synergies that you outlined or should we be thinking that you're reinvesting and that is not something we should be putting into our model today? Thank you. Brian M. Krzanich Chief Executive Officer & Director, Intel Corp. A Sure. So let me start and then I'll have Bob talk about some of the synergies and the investment model. So, Amnon and I have both spent a lot of time because at the end of the day, this is an acquisition of people and organization and [ph] intellect of (46:58) capabilities, and we've spent a lot of time really thinking through how to retain the real experts on both sides, and so we've talked about how do we do the organizational structure. We've talked about how do we retain the top employees and that includes Amnon and Ziv, and how we structured their retention. So there are retention programs that I'm not going to go into the details of those. There are retention programs throughout the organization to really keep employees for a long period of time, but also we believe by doing the acquisition the way we are where we're moving the center to Israel and moving it under Amnon's leadership. We believe that will be an additional retention factor as well long term and so I think we've learned a lot at Intel about how to do acquisitions, how to really adapt. I think we saw what we've done with our McAfee acquisition, you have seen what we have done with our Altera acquisition. Now, we think we've taken all of those learnings into this acquisition and actually even grown well beyond that by doing this kind of structure, and then having Amnon report directly to me and as he said, [indiscernible] (48:17) I'm very confident that if there's something that gets in his way, he will push back, just having done a negotiation with him and that is actually a strength that we value, and having him have access direct to me will allow that retention and that culture to continue. And then for the synergy one, I'll let Bob talk a little bit about that. Robert Holmes Swan Chief Financial Officer & Executive Vice President, Intel Corp. A Yeah. As I indicated, we look at this opportunity, this combination and the synergistic value primarily about growth. But at the same time, there are significant synergies from a R&D overlap perspective to much lesser extent some SG&A costs and, third, as I mentioned, real inherent tax benefits from the combination. We believe that we can generate those synergies while also continuing to invest in the business to capture the growth- 1-877-FACTSET www.callstreet.com 15 Copyright © 2001-2017 FactSet CallStreet, LLC

Intel Corp. (INTC) Acquisition of Mobileye N.V. by Intel Corp Call Corrected Transcript 13-Mar-2017 oriented synergies that we've laid out in the plan. So we feel confident that we can do both – capture the cost-oriented synergies and invest in the business to position it to capitalize on the significant market opportunity that we collectively see. C.J. Muse Analyst, Evercore Group LLC Q Great. Mark H. Henninger Vice President-Finance & Director-IR, Intel Corp. Thank you, C.J. All right. I'd like to thank everyone for joining us today. And operator, please go ahead and wrap up the call. Operator: Thank you. Ladies and gentlemen, thank you for participating in today's conference. You may all disconnect. Everyone, have a great day. Disclaimer The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information expressed herein on this date is subject to change without notice. Any opinions or assertions contained in this information do not represent the opinions or beliefs of FactSet CallStreet, LLC. FactSet CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein. THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED "AS IS," AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, FactSet CallStreet, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NON-INFRINGEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER FACTSET CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MALFUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF. The contents and appearance of this report are Copyrighted FactSet CallStreet, LLC 2017 CallStreet and FactSet CallStreet, LLC are trademarks and service marks of FactSet CallStreet, LLC. All other trademarks mentioned are trademarks of their respective companies. All rights reserved. 1-877-FACTSET www.callstreet.com 16 Copyright © 2001-2017 FactSet CallStreet, LLC